Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 15, 2018, relating to the financial statements of the M/I Homes, Inc. 401(k) Profit Sharing Plan appearing in the Annual Report on Form 11-K of the M/I Homes, Inc. 401(k) Profit Sharing Plan for the plan year ended December 31, 2017.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 15, 2018